Press Release
CONTACT:
Barbara M. Conley
General Counsel
First Business Financial Services, Inc.
608-232-5902
bconley@firstbusiness.com

W. Kent Lorenz Appointed to First Business Board of Directors
MADISON, WI, July 9, 2018 - First Business Financial Services, Inc. (Nasdaq: FBIZ) announced today that W. Kent Lorenz has been appointed to the Board of Directors of First Business Financial Services, Inc.

“Kent is very well-known and highly regarded for his depth of experience in the business community as an entrepreneur and a manufacturing leader,” stated Corey Chambas, CEO. “We feel very fortunate that he’s expanding his relationship with First Business, providing an important Milwaukee-area perspective on our holding company board.”

“I’m impressed with how First Business distinguishes itself from other banks with its entrepreneurial culture and its dedication and refined focus on proactively serving local businesses,” stated Lorenz. “I look forward to encouraging that tradition into the future.”

A Milwaukee-area native, Mr. Lorenz has served on the First Business Bank Board since August 2017. He is the retired Chairman and CEO of Acieta LLC, and is the Managing Partner of DKR Investors LLC, a commercial real estate investment company based in Pewaukee, Wis.

In 2014, he was appointed to serve on the Wisconsin Technical College System Board of Directors where he currently serves as Board Secretary. Kent also serves on the advisory board of Essential Industries in Merton, Wis., and is an advisor to UW-Madison-based startup C-Motive.

In the local community, Mr. Lorenz serves on the Western Lakes Fire District Board of Directors as Treasurer and on the Advisory Board for Pewaukee High School’s “Project Lead the Way” program. He also has served on the United Way of Waukesha and Milwaukee’s Cabinet Committee for the past three years. He is the past Chairman of the Manufacturing Executive Committee for the Waukesha County Business Alliance.

About First Business
First Business Financial Services, Inc. (Nasdaq: FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions. With its niche focus, First Business provides clients with unmatched expertise, accessibility, and responsiveness.

Member FDIC, First Business’s corporate headquarters are at 401 Charmany Drive in Madison, Wis. For additional information, visit www.firstbusiness.com or call 608-238-8008.

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